Exhibit 99.1

Tecnoglass Reports Second Quarter 2024 Results

- Revenue of $219.7 Million -

- Strong Organic Growth in Single-Family Residential Revenue to a Record $95.7 Million -

- Net Income of $35.0 Million, or $0.75 Per Diluted Share -

- Adjusted Net Income1 of $40.5 Million, or $0.86 Per Diluted Share -

- Adjusted EBITDA1 of $64.1 Million -

- Strong Cash Flow from Operations of $34.5 Million, Representing 54% of Adjusted EBITDA1 -

- All Time Record Low Net Leverage Ratio of 0.06x at Quarter End -

- Backlog Growth Continued Record Trajectory, Expanding 29% Year-Over-Year to a Record $1.02 Billion -

- Single Family Residential Orders Continued Record Trajectory for the Second Quarter, Up Over 60% Versus the Prior Year Quarter -

- Provides Improved Full Year 2024 Outlook -

Miami, FL – August 8, 2024 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the second quarter ended June 30, 2024.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “Our team demonstrated exceptional performance in the second quarter of 2024, successfully navigating a complex macroeconomic landscape. We maintained strong momentum, capitalizing on the robust demand observed at the end of the first quarter to drive record single-family residential revenues in the second quarter. Our multi-family/commercial business improved sequentially and is expected to continue a positive trend as we move into the second half of the year and into 2025. This outlook is supported by substantial order levels in June, which contributed to another record quarter of backlog. Furthermore, our continued focus on operational efficiencies and prudent working capital management continues to yield benefits, resulting in robust cash flow generation despite the timing of seasonal tax payments made during the quarter. While we face year-over-year margin pressures from a combination of factors, particularly unfavorable foreign exchange impacts, we’re encouraged by the sequential improvement in our profitability and the reasonable stability in FX rates for the last 12 months. We remain confident in our ability to navigate the evolving market landscape and drive additional shareholder value in 2024.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We’re proud to report another record multi-year backlog of $1.02 billion, providing strong visibility into our multi-family and commercial project pipeline through 2025 and now building into 2026. The robust demand for our best-in-class product offerings, coupled with our ability to continue taking market share in geographies that are outperforming the broader US market, drove record single-family residential revenues this quarter. The expiration of the ‘Florida Impact-Resistant Windows and Doors Sales Tax Exemption’ in June contributed to record orders for the quarter that positions us for strong single-family residential revenues through year-end. We maintain a growth outlook for the full year reinforced by our established customer relationships, record backlog, innovative product portfolio and the benefits of our vertically-integrated operations. We are well-situated to continue on our journey of innovation and value creation.”

Second Quarter 2024 Results

Total revenues for the second quarter of 2024 decreased 2.5% to $219.7 million, the second-highest revenue quarter in the company´s history, compared to a record $225.3 million in the prior year quarter. Single-family residential revenues increased 10.1% year-over-year to record levels, reflecting improving market trends and what we estimate to be a partial pull-forward effect related to the Florida sales tax waiver. Multi-family/commercial revenues grew sequentially in the second quarter of 2024, but decreased compared to the prior year quarter given record activity during the second quarter 2023 and higher interest and mortgage rates during 2024. Changes in foreign currency exchange rates had an adverse impact of $0.7 million on total revenues in the quarter.

Gross profit for the second quarter of 2024 was $89.6 million, representing a 40.8% gross margin, compared to gross profit of $109.7 million, representing a 48.7% gross margin, in the prior year quarter. The year-over-year change in gross margin reflected an unfavorable foreign exchange impact of nearly 340 basis points, reduced operating leverage on lower revenues coupled with higher salary expenses, and to a lesser extent a less favorable mix of revenues. In line with the last two quarters but at a lesser magnitude given the normalization of FX rates that began in the second quarter of 2023, margins were impacted by a Colombian Peso revaluation of approximately 11% year-over-year. The year-over-year impact of unfavorable foreign exchange is expected to dissipate beginning in the third quarter of 2024 given the relative stabilization of the currency exchange rates during the last twelve months. On a sequential basis, gross margin improved by 200 basis points when compared to 38.8% in the first quarter of 2024.

Selling, general and administrative expense (“SG&A”) was $38.4 million for the second quarter of 2024 compared to $35.2 million in the prior year quarter, with the increase primarily attributable to higher personnel expenses given overall salary adjustments that took place at the beginning of the year. As a percent of total revenues, SG&A was 17.5% for the second quarter of 2024 compared to 15.6% in the prior year quarter, primarily due to lower revenues and the aforementioned salary adjustments.

Net income was $35.0 million, or $0.75 per diluted share, in the second quarter of 2024 compared to net income of $52.6 million, or $1.10 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction loss of $5.6 million in the second quarter of 2024 and a $0.9 million gain in the second quarter of 2023. These non-cash gains and losses are related to the accounting re-measurement of U.S. Dollar denominated assets and liabilities against the Colombian Peso as functional currency.

Adjusted net income1 was $40.5 million, or $0.86 per diluted share, in the second quarter of 2024 compared to adjusted net income of $53.5 million, or $1.12 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, to better reflect core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $64.1 million, or 29.2% of total revenues, in the second quarter of 2024, compared to $85.0 million, or 37.7% of total revenues, in the prior year quarter. The change was primarily attributable to the aforementioned factors impacting gross margin as well as lower year-over-year revenues. Adjusted EBITDA1 included a $1.4 million contribution from the Company’s joint venture with Saint-Gobain, compared to $0.3 million in the prior year quarter.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the second quarter of 2024 was $34.5 million, primarily driven by a reduction in working capital. Capital expenditures of $20.3 million in the quarter included payments for previously purchased land for future potential capacity expansion, a down payment for the Miami headquarters and the associated flagship showroom, and the amortization of a portion of previously disclosed investments in facilities and operational infrastructure.

During the quarter, the Company returned capital to shareholders through the payment of $5.2 million in cash dividends. Additionally, the Company has approximately $26 million remaining under the current share repurchasing program. During the quarter, the Company also made a $15 million voluntary prepayment to its syndicate term loan facility.

The Company ended the second quarter of 2024 with total liquidity of approximately $300 million, including $127 million of cash and cash equivalents and $170.0 million of availability under its revolving credit facilities. Given the Company’s strong cash generation, net debt leverage was a record low of 0.1x net debt to LTM Adjusted EBITDA1, compared to 0.2x in the prior year.

Full Year 2024 Outlook

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “We are providing full year outlook ranges for revenue and Adjusted EBITDA that are in aggregate stronger than our previous outlook scenarios. This reflects our strong results through June and our visibility through the remainder of the year. We expect full year 2024 revenues to grow to a range of $860 million to $910 million, representing approximately 6% growth at the midpoint, and entirely organic. We expect Adjusted EBITDA1 to be in the range of $260 million to $285 million. The implied Adjusted EBITDA1 margin of approximately 31% at the midpoint assumes a full year gross margin in the low to mid 40% range, along with healthy free cash flow into year end. This outlook is predicated on a variety of factors including the surge in our single-family residential orders, an expected increase in vinyl sales, an increased mix of revenues from installation and stand-alone product sales, stable FX rates, and the timely execution of our multi-family/commercial backlog through year end. As we look to the remainder of the year, we remain confident in our ability to drive value for our shareholders given the opportunities we see to expand our market share.”

Webcast and Conference Call

Management will host a webcast and conference call on August 8, 2024, at 10:00 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-826-3035 (domestic) or 1-412-317-5195 (international). Upon dialing in, please request to join the Tecnoglass Second Quarter 2024 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10190661.

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.6 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://vimeo.com/134429998.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo

CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2024		December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents		$126,805	$129,508
Investments		2,699	2,907
Trade accounts receivable, net		178,790	166,498
Due from related parties		1,686	1,387
Inventories		132,497	159,070
Contract assets – current portion		22,961	17,800
Other current assets		51,223	58,590
Total current assets		$516,661	$535,760
Long-term assets:
Property, plant and equipment, net		$323,981	$324,591
Deferred income taxes		235	169
Contract assets – non-current		8,541	8,797
Intangible assets		3,592	3,475
Goodwill		23,561	23,561
Long-term investments		60,150	60,570
Other long-term assets		5,768	5,794
Total long-term assets		425,828	426,957
Total assets		$942,489	$962,717
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt		$2,197	$7,002
Trade accounts payable and accrued expenses		99,572	82,784
Due to related parties		6,377	7,498
Dividends payable		5,197	4,265
Contract liability – current portion		77,406	72,543
Other current liabilities		22,196	61,794
Total current liabilities		$212,945	$235,886
Long-term liabilities:
Deferred income taxes		$14,647	$15,793
Contract liability – non-current		-	14
Long-term debt		140,058	163,004
Total long-term liabilities		154,705	178,811
Total liabilities		$367,650	$414,697
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	$		$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,996,608 and 46,996,708 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively		5	5
Legal Reserves		1,458	1,458
Additional paid-in capital		192,380	192,385
Retained earnings		454,456	400,035
Accumulated other comprehensive loss		(73,460)	(45,863)
Total shareholders’ equity		574,839	548,020
Total liabilities and shareholders’ equity		$942,489	$962,717

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Operating revenues:
External customers	$218,928	$224,788	$411,017	$427,094
Related parties	726	492	1,264	825
Total operating revenues	219,654	225,280	412,281	427,919
Cost of sales	(130,077)	(115,610)	(248,044)	(210,494)
Gross profit	89,577	109,670	164,237	217,425
Operating expenses:
Selling expense	(20,000)	(20,487)	(37,583)	(36,807)
General and administrative expense	(18,443)	(14,682)	(34,498)	(32,437)
Total operating expenses	(38,443)	(35,169)	(72,081)	(69,244)
Operating income	51,134	74,501	92,156	148,181
Non-operating income, net	2,731	1,625	3,811	2,912
Equity method income	1,237	1,119	2,283	2,568
Foreign currency transactions (loss) gains	(5,575)	889	(5,728)	(211)
Interest expense and deferred cost of financing	(2,006)	(2,321)	(4,112)	(4,594)
Income before taxes	47,521	75,813	88,410	148,856
Income tax provision	(12,493)	(23,248)	(23,652)	(47,919)
Net income	$35,028	$52,565	$64,758	$100,937
Income attributable to non-controlling interest	-	(120)	-	(257)
Income attributable to parent	$35,028	$52,445	$64,758	$100,680
Basic income per share	$0.75	$1.10	$1.38	$2.12
Diluted income per share	$0.75	1.10	$1.38	$2.12
Basic weighted average common shares outstanding	46,996,705	47,647,041	46,996,706	47,674,403
Diluted weighted average common shares outstanding	46,996,705	47,647,041	46,996,706	47,674,403
Other comprehensive income:
Foreign currency translation adjustments	(28,321)	27,238	(28,291)	35,049
Change in fair value of derivative contracts	(342)	1,823	694	(14)
Total other comprehensive income	(28,663)	29,061	(27,597)	35,035
Total comprehensive income	$6,365	$81,626	$37,161	$135,972
Income attributable to non-controlling interest	-	(120)	-	(257)
Total comprehensive income attributable to parent	$6,365	$81,506	$37,161	$135,715

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$64,758	$100,937
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	275	1,899
Depreciation and amortization	12,788	9,914
Deferred income taxes	1,456	4,130
Equity method income	(2,283)	(2,568)
Deferred cost of financing	640	610
Other non-cash adjustments	32	118
Unrealized currency translation (gains) loss	741	(14,609)
Changes in operating assets and liabilities:
Trade accounts receivable	(5,913)	(24,778)
Inventories	14,395	(15,584)
Prepaid expenses	(1,743)	(1,660)
Other assets	8,827	(22,550)
Trade accounts payable and accrued expenses	12,695	16,167
Taxes payable	(36,961)	(20,153)
Labor liabilities	(121)	345
Other liabilities	42	(57)
Contract assets and liabilities	(3,192)	10,843
Related parties	1,509	210
CASH PROVIDED BY OPERATING ACTIVITIES	$67,945	$43,214

CASH FLOWS FROM INVESTING ACTIVITIES
Dividends received	2,703
Purchase of investments	(317)	(193)
Acquisition of property and equipment	(30,188)	(37,886)
CASH USED IN INVESTING ACTIVITIES	$(27,802)	$(38,079)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(9,407)	(7,868)
Minority stock purchase	(2,500)
Stock buyback	(5)	(56)
Proceeds from debt	2,571	98
Repayments of debt	(30,986)	(6)
CASH USED IN FINANCING ACTIVITIES	$(40,327)	$(7,832)

Effect of exchange rate changes on cash and cash equivalents	$(2,519)	$3,711

NET (DCREASE) INCREASE IN CASH	(2,703)	1,014
CASH - Beginning of period	129,508	103,672
CASH - End of period	$126,805	$104,686

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$5,559	$5,556
Income Tax	$59,607	$82,807

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under credit or debt	$4,572	$7,223

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended
	June 30,
	2024	2023	% Change
Revenues by Region
United States	209,697	214,725	-2.3%
Colombia	5,831	5,962	-2.2%
Other Countries	4,126	4,593	(10.2)%
Total Revenues by Region	219,654	225,280	-2.5%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended
	June 30,
	2024	2023	% Change

Total Revenues with Foreign Currency Held Neutral	218,988	225,280	-2.8%
Impact of changes in foreign currency	666	-
Total Revenues, As Reported	219,654	225,280	-2.5%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

A reconciliation of Adjusted net (loss) income and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, with amounts in thousands:

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

Net (loss) income	35,028	52,565	64,758	100,937
Less: Income (loss) attributable to non-controlling interest	-	(120)	-	(257)
(Loss) Income attributable to parent	35,028	52,445	64,758	100,680
Foreign currency transactions losses (gains)	5,575	(889)	5,728	211
Provision for bad debt	150	985	275	1,899
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	968	1,436	1,639	3,797
Joint Venture VA (Saint Gobain) adjustments	1,409	(43)	2,192	392
Tax impact of adjustments at statutory rate	(2,593)	(476)	(3,147)	(2,016)
Adjusted net (loss) income	40,537	53,458	71,445	104,963

Basic income (loss) per share	0.75	1.10	1.38	2.12
Diluted income (loss) per share	0.75	1.10	1.38	2.12
Diluted Adjusted net income (loss) per share	0.86	1.12	1.52	2.20

Diluted Weighted Average Common Shares Outstanding in thousands	46,997	47,675	46,997	47,675
Basic weighted average common shares outstanding in thousands	46,997	47,675	46,997	47,675
Diluted weighted average common shares outstanding in thousands	46,997	47,675	46,997	47,675

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023

Net (loss) income	35,028	52,565	64,758	100,937
Less: Income (loss) attributable to non-controlling interest	-	(120)	-	(257)
(Loss) Income attributable to parent	35,028	52,445	64,758	100,680
Interest expense and deferred cost of financing	2,006	2,321	4,112	4,594
Income tax (benefit) provision	12,493	23,248	23,652	47,919
Depreciation & amortization	6,463	5,147	12,779	9,914
Foreign currency transactions losses (gains)	5,575	(889)	5,728	211
Provision for bad debt	150	985	275	1,899
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	968	1,436	1,639	3,797
Joint Venture VA (Saint Gobain) EBITDA adjustments	1,409	313	2,192	1,828
Adjusted EBITDA	64,092	85,006	115,135	170,842